UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 7, 2006

VOICE DIARY INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50029
(Commission File Number)

73-1629948
(I.R.S. Employer Identification No.)

200 Robbins Lane, Jericho, New York 11753
(Address of Principal Executive Offices) (Zip Code)

(516) 939-0400
(Registrant's Telephone Number, Including Area Code)

    This Current Report on Form 8-K is filed by Voice Diary Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

    On September 7, 2006, the Registrant announced the appointments of the following individuals to fill vacancies in the positions at the Registrant. The Board of Directors approved these appointments, effective immediately.

Mr. Chen, Jiang is appointed as Chief Executive Officer of the Registrant. He has also been nominated as a Director of the Board. Mr. Chen is 33 years old and in 1995 he earned his Bachelor of Arts in Commercial Economics from Si Chuan University. In 2003, Mr. Chen received a Master of Business Administrative from Si Chuan University. Mr. Chen has extensive business management and Chinese regulatory experience focusing on business strategies, corporate development and corporate growth strategies. In the last five years, Mr. Chen has been the Chief Executive Officer of Cheng Du Leader Investment Company Limited, a company located in the P. R. China. Cheng Du Leader Investment Company Limited's principal business involves investment in media, real estate and movie production in mainland China. Mr. Chen also served as the senior manager in several other companies involved in investment management, media, real estate and merchandise trading.

Ms. Zhong, Ying is appointed as Chief Financial Officer of the Registrant. She has also been nominated as a Director of the Board. Ms. Zhong is 34 years old. She earned her Bachelor of Arts in Accounting from Si Chuan University in 1994 and a Masters Degree in Economics at Si Chuan University in 1999. Ms. Zhong has over 10 years working experience in auditing, transaction consulting, and commerce. From 1999 to 2002, Ms. Zhong served as internal auditor and secretary of Si Chuan Mei Feng Share Company Ltd., a public company listed on the Chinese stock market.

Mr. Wang, Gewei has been nominated as an Independent Director of the Registrant. Mr. Wang is 38 years old. In 1991 he earned a Bachelor of Arts in Chinese literature from Renmin University of China. Mr. Wang has extensive experience as an investment banker. He is currently the Chief Executive Officer of Si Chuan Tian Yi Investment Consulting Management Company Ltd.

Mr. Wang, Bing, has been nominated as an Independent Director of the Registrant. Mr. Wang is 32 years old and has extensive experience in business and investment management. Mr. Wang has a strong professional relationship with the Si Chuan provincial government and the Sui Ning municipal government. Currently, he is a member of the supervision committee for Sui Ning Yin Fa Bai Zhi Chan Ye You Xian Gong Si.

    The Registrant discloses that there are no transactions during the last two years, or proposed transactions, to which the Registrant was or is a party, in which the foresaid individuals had or are to have direct or indirect material interest.

On September 7, 2006, Mr. Nathan Tarter resigned as Director of the Registrant.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Voice Diary Inc.

DATED: September 7, 2006	By:	/s/ Wang, Jiguang
Wang, Jiguang President

	By:	/s/ Nathan Tarter
Nathan Tarter Director

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